EXHIBIT 6.43

                                 LEASE AGREEMENT


         THIS AGREEMENT, entered into this 28th day of July, 1999, between Lyons Autobody, Inc. of 9801 Buttercup Circle, Palm Beach Gardens, Florida, hereinafter called the Lessor or Landlord, party in the first part, and 1-800-AutoTow Florida, Inc. of the County of Palm Beach and State of Florida, hereinafter called Lessee or Tenant, party of the second part:

         WITNESSETH, that the said Lessor or Landlord does this day lease unto said Lessee, and said Lessee does hereby hire and take as Tenant the following described premises:

         1107 Old Dixie Highway, Lake Park, Florida 33403

situated in Palm Beach County in the State of Florida, to be used and occupied by the Lessee as a vehicle towing and transportation company and attendant uses thereto, and for no other purposes or uses whatsoever, for the term of five (5) years with a five-year renewal option, subject and conditioned on the provisions of clause ten and eleven of this lease beginning the first day of August, 1999, and ending the last day of July, 2004, at and for the agreed total rent of 300,000 dollars, payable as follows:

         $5,000 (five thousand dollars) per month plus applicable sales tax;

all payments to be made to the lessor on the first day of each and every month in advance without demand at 9801 Buttercup Circle, Palm Beach Gardens, Florida 33410 or at such other place and to such other person, as the Lessor may from time to time designate in writing.

The following express stipulations and conditions are made a part of this lease and are hereby assented to by the Lessee:

         FIRST: The Lessee shall not assign this lease, nor sub-let the premises, without the written consent of the Lessor, which shall not be unreasonably or arbitrarily withheld from Lessee.

         SECOND: Lessee has examined and knows the condition of the premises, and has received the same in good order and repair, except as herein otherwise specified; that Lessee will keep premises in good repair, and on termination of this lease, will yield up the premises to Lessor in good condition and repair (loss by fire not due to Lessee's neglect and ordinary wear excepted). Lessee shall allow Lessor free access to premises for purpose of examining or exhibiting same, or to make any needful repairs or alterations of premises, to which Lessor and Lessee agree. Lessor agrees that such access shall, to the extent possible, not be made or sought in a manner that unreasonably interferes with the daily operation or function of the business of Lessee.

         THIRD: Lessee shall not be liable to Lessor for any damage occasioned by a condition pre-existing to the formation of this agreement, environmental damages resulting from its reasonable use of the premises, or damage done or occasioned by the bursting, leaking or running of any cistern, tank, water, stream, sewer, or other pipe in, above, on or about the building or premises, or for any damage done or occasioned by water, snow or ice being on or coming through the roof, any trapdoor, water closet, waste pipe or otherwise. Lessee agrees to use the premises solely in the lawful, diligent, and businesslike operation of a vehicle towing and transportation company and attendant business thereto.

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         FOURTH: Lessor affirms that the premises are heretofore in total compliance with all federal, state, and local rules, regulations and ordinances and that Lessor indemnifies and holds harmless Lessee from any infractions thereof up to and including the date of this agreement. Lessee agrees to the continued adherence to all such rules, regulations and ordinances and shall not use said premises for any unlawful purpose. Lessor shall pay all ad valorem taxes assessed upon the premises except an increase in such taxes attributable to or assessed upon any improvements, additions or equipment installed by Lessee.

         FIFTH: Lessee agrees not to allow the premises to be used for any purpose other than that specified above. Lessee further agrees that no material alterations shall be made to the premises absent prior written consent of the Lessor which shall not be arbitrarily or unreasonably withheld.

         SIXTH: Lessee shall maintain the premises in a clean, orderly, sanitary and safe condition. Lessee shall not store, or permit to be stored on the premises any trash or other unsightly materials except in properly closed containers and except as that which is associated with the normal and ordinary course of the vehicle towing and transportation business. Lessee at its own expense shall be solely responsible for removal of ice and snow from the premises, and care of the grass and shrubbery.

         SEVENTH: Lessor shall repair any damage to the premises which is not direct or indirect result of Lessee's willful misconduct, negligence or fault. So long as the premises remain fit for the operation of Lessee's business, Lessee shall continue to pay the rents stipulated herein during such period of repair.

         EIGHTH: Lessor, with its agents, representatives and employees, shall have the right to enter on the premises for the purposes of examination and inspection to ascertain Lessee's compliance with the terms of this lease and, upon 30 days' written notice to Lessee.

         NINTH: The parties to this lease agree that the agreements herein contained shall be binding upon, apply and insure to their respective heirs, executors, administrators, successors and assigns.

         TENTH: If the Lessee shall become insolvent or if bankruptcy proceedings shall be begun by or against the Lessee, before the end of said term the Lessor is hereby irrevocably authorized at its option, to cancel this lease, as for a default. Lessor may elect to accept rent from such receiver, trustee, or other judicial officer during the term of their occupancy in their fiduciary capacity without affecting Lessor's rights as contained in this contract, but no receiver, trustee or other judicial officer shall ever have the right, title or interest in or to the above-described property by virtue of this contract.

         ELEVENTH: Lessee shall have the right to renew this Lease for an additional term of five (5) years. The new monthly rental shall be subject to a one-time adjustment based on the net change in the Consumer Price Index (CPI) during the original term of this Lease. All other terms and conditions are to remain the same. Lessee must give Lessor notice of its exercise of the renewal option at least 30 days prior to the expiration of the initial term.

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         TWELVTH: Both the Tenant and Landlord agree to conduct a Phase I
Environmental Inspection on the property prior to the Tenant taking possession. The Landlord will arrange for the inspection. The cost of the inspection will be shared equally between the parties. However, the Tenant's portion of the inspection shall not exceed $1,250 (one thousand two hundred fifty dollars) without the prior written consent of Tenant.

         THIRTEENTH: Right of First Refusal: If during the term of this Lease, or any renewal thereof, the Landlord wishes to sell the leased property, the Landlord will first enter into negotiations with Tenant for the purchase of the property. If Landlord and Tenant fail to reach an agreement for the Tenant to purchase the property, the Landlord may put the property for sale on the open market. Any such sale will be subject to the Tenant's rights under this Lease.

         IN WITNESS WHEREOF, the parties have executed this instrument for the purpose herein expressed, the day and year above written.


         Witness                                "Tenant"
                                                1-800-AutoTow Florida, Inc.

/s/ Delmer C. Gowing                            /s/ Eugene A. Iarocci
---------------------                           ---------------------
Delmer C. Gowing                                Eugene A. Iarocci, President
Attorney At Law


                                                "Landlord"


                                                /s/ Don S. Lyons
                                                ---------------------
                                                Don S. Lyons, Landlord

                                                /s/ Bobbye G. Lyons
                                                ---------------------
                                                Bobbye G. Lyons, Landlord

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